EXHIBIT 10.1
FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
This FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (“Fifth Amendment”), dated January 21, 2011, is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BYRON L. BERGREN (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into an Agreement dated as of August 24, 2004 (“Agreement”) with respect to the employment of Employee as the President and Chief Executive Officer of the Company;
WHEREAS, the Company and Employee entered into an amendment to the Agreement as of May 1, 2005 (“First Amendment”), a second amendment to the Agreement on May 23, 2006 (“Second Amendment”), a third amendment to the Agreement on July 19, 2007 (“Third Amendment”) and a fourth amendment to the Agreement on March 18, 2009 (“Fourth Amendment”);
WHEREAS, the Company’s Board of Directors (“Board”) has approved this Fifth Amendment;
WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Board has approved the cash bonus opportunity described below in this Fifth Amendment for which Employee shall be eligible for Fiscal Year 2011 (defined below) and, if applicable, for subsequent fiscal years; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement (as previously amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment).
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
1. Position and Responsibilities. Amendment of Paragraph 1 of Agreement. Paragraph 1 of the Agreement is amended to set forth the following agreement between the Company and Employee:
(a) Employee shall be the Company’s President and Chief Executive Officer through February 5, 2012 (such period, as may be renewed in accordance with this subsection, the “CEO Term”). Thereafter, the Employee’s term as President and Chief Executive Officer shall automatically renew for successive periods of one year unless either party shall give written notice to the other party not earlier than 90 days and not less than 60 days prior to February 5, 2012 or the end of the then current CEO Term, as applicable, that it does not wish to renew the CEO Term, in which event the CEO Term shall terminate at the end of the then current CEO Term

(the “CEO Termination Date”) and Employee will cease to be an employee of the Company on the CEO Termination Date. In the event that neither party notifies the other of a decision to terminate the then-current CEO Term in accordance with this subsection, the HRCC shall, in good faith, consider increases in Employee’s Base Salary and potential bonus-eligibility amount with respect to the applicable renewal period, it being understood that Employee’s Base Salary and potential bonus-eligibility amount shall be equal to or greater than the Base Salary and potential bonus-eligibility amount in effect during the then-current CEO Term preceding the applicable renewal period and that Employee shall be entitled to receive additional grants under the Stock Incentive Plan with respect to such renewal period, if awarded and as determined by the HRCC in its reasonable discretion, upon review by the HRCC of appropriate market comparisons and commensurate with his position as CEO.
(b) If and only in the event that the Company elects not to renew the CEO Term in accordance with Section 1(a) of this Fifth Amendment and Employee is a Director at such time, then, notwithstanding Paragraph 1(b) of the Agreement, the Company shall cause Employee to continue to be elected as a Director and to be appointed as the non-executive Chairman of the Board, in each case through the date of the first annual meeting of shareholders of the Company that is at least 12 months following the CEO Termination Date.
(c) If and only in the event that Employee elects not to renew the CEO Term in accordance with Section 1(a) of this Fifth Amendment and Employee is a Director at such time, then, notwithstanding Paragraph 1(b) of the Agreement, the Company shall cause Employee to continue to be elected as a Director through the date of the first annual meeting of shareholders of the Company that is at least 12 months following the CEO Termination Date.
(d) In all other respects, Paragraph 1 of the Agreement shall remain in effect.
2. Term of Agreement; Renewal; Effective Date of this Fifth Amendment.
(a) Amendment of Paragraph 2 of Agreement. The following shall be substituted for Paragraph 2 of the Agreement:
“Term of Agreement. This Agreement, and Employee’s relationship with the Company hereunder, shall commence as of the date this Agreement has been executed by both parties (the “Effective Date”), and shall continue through and terminate on the date of the next annual meeting of shareholders that is at least 12 months following the CEO Termination Date (the “Term”), unless sooner terminated in accordance with Paragraph 12 below.”

(b) Effective Date of this Fifth Amendment. This Fifth Amendment shall be effective upon execution by Employee and the Company (“Fifth Amendment Effective Date”).
3. Salary. Amendment of Paragraph 4(a) of Agreement.
(a) Paragraph 4(a) of the Agreement is further amended to add the following:
“If applicable, Employee’s compensation for service as non-executive Chairman of the Board shall be as determined by the HRCC and the Board, commensurate with the office held and the duties performed by the Employee. Alternatively, if applicable, Employee’s compensation for service as a Director shall be as determined by the Board in accordance with the compensation plan applicable to non-employee Directors.”
(b) In all other respects, Paragraph 4(a) of the Agreement shall remain in effect.
4. Bonus. Amendment of Paragraph 4(b) of Agreement.
(a) Paragraph 4(b) of the Agreement is further amended to set forth the following agreement between the Company and Employee:
“Fiscal Year 2011. For the fiscal year of the Company beginning January 30, 2011 (“Fiscal Year 2011”), Employee shall be eligible for a cash bonus under the Cash Bonus Plan with a target bonus of one hundred percent (100%) of Employee’s Base Salary. The cash bonus shall be determined and awarded in accordance with objectives to be determined by the HRCC consistent with the Cash Bonus Plan and communicated to Employee.”
Fiscal Years After Fiscal Year 2011. For each fiscal year after Fiscal Year 2011 during which Employee serves as President and Chief Executive Officer of the Company, Employee shall be eligible for a cash bonus under the Cash Bonus Plan with a target bonus of one hundred percent (100%) of Employee’s Base Salary. The cash bonus shall be determined and awarded in accordance with objectives to be determined by the HRCC consistent with the Cash Bonus Plan and communicated to Employee.”
(b) In all other respects, Paragraph 4(b) of the Agreement shall remain in effect.
5. Amendment of Paragraph 12 of the Agreement.
(a) Paragraph 12 shall be amended such that each reference to “January 30, 2011” therein shall be amended to be the “CEO Termination Date” and each reference to “February 5, 2012” therein shall be amended to be “the date of the annual meeting of shareholders of the Company that is at least 12 months following the CEO Termination Date;” except for the reference to “February 5, 2012” in Paragraph 12(c)(v) of the Agreement which shall be amended to be the “CEO Termination Date.”

(b) The following shall be substituted for Paragraph 12(c)(iii) of the Agreement:
“(iii) causing the Employee to cease reporting to the Board as President and Chief Executive Officer prior to the CEO Termination Date;”
(c) In all other respects Paragraph 12 of the Agreement shall remain in effect.
6. Amendment of Paragraph 13(a) of the Agreement.
The following shall be substituted for the current language in Paragraph 13(a):
“(a)	Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason during the Term of the Agreement, Employee shall be entitled to severance pay and other benefits as follows:
(i)	Prompt payment of all accrued wages and accrued but unused vacation pay through the date of termination of employment;

(ii)	If not following a Change of Control:
(A)	Severance pay in the amount of his Base Salary payable in installments (following the Company’s normal payroll practices) for a period of two (2) years from the date of termination;

(B)	A payment equal to the monthly premium that would be required to be paid by Employee for continuation of coverage in the Company’s group health benefit plan pursuant to COBRA, multiplied by the number of full months remaining after Employee’s termination of employment until Employee attains age 65, payable in a lump sum as soon as practicable following Employee’s termination of employment (and in all events, no later than March 15th of the calendar year following the calendar year in which such termination of employment occurs) and without regard to whether Employee elects continuation coverage pursuant to COBRA; and

(C)	If Employee has been employed for any portion of the Company’s fiscal year in which the termination of his employment occurs, Employee will receive the bonus which would have been earned by Employee under Paragraph 4(b) for said fiscal year based on the Company’s full year performance. The bonus, if any, under this clause (C) will be paid at the time that bonuses are paid to other Company senior executives for the fiscal year in which the termination occurs.”
7. Amendment of Paragraph 13(f) of the Agreement.
(a) The following shall be substituted for the current language in Paragraph 13(f)(i)(B) of the Agreement:
“B. Change of Control Payment.
I. Employee shall receive a “Change of Control Payment,” in the event that (without duplication): (i) following a Change of Control Employee, during the Term of this Agreement, either receives a notice of non-renewal of the CEO Term from the Company pursuant to Section 1(a) of the Fifth Amendment or is discharged without Cause; (ii) Employee resigns from the Company with or without Good Reason during the Term of this Agreement after the expiration of three (3) months following a Change of Control (unrelated to a discharge with Cause); or (iii) (A) the Company publicly announces within the period that is 90 days prior to the end of the then-current CEO Term until 90 days following the end of such CEO Term a potential transaction that would result in a Change of Control, (B) Employee receives a notice of non-renewal of such CEO Term from the Company pursuant to Section 1(a) of the Fifth Amendment, and (C) such publicly announced transaction is consummated within nine months of the CEO Termination Date.
II. The Change of Control Payment shall be equal to the lesser of (x) 2.99 times the sum of his Base Salary (at the salary level immediately preceding the Change of Control) plus his average bonus for the three (3) immediately preceding fiscal years of the Company or, if applicable, (y) the “280G Permitted Payment” as described in Paragraph 13(f)(ii) below.”
(b) The following shall be substituted for the current language in Paragraph 13(f)(i)(C) of the Agreement:
“(C) Payments to Assist with Medical Insurance Premiums. Employee shall be entitled to the following in the event that Employee (i) is discharged without Cause during the Term of this Agreement following a Change of Control; or (ii) resigns for Good Reason during the Term of this Agreement after the expiration of three (3) months following a Change of Control (unrelated to a discharge with Cause):
(I) Continued participation in the Company’s group health pursuant to COBRA;

(II) A payment equal to the monthly premium that would be required to be paid by Employee for continuation of coverage in the Company’s group health benefit plan pursuant to COBRA, multiplied by eighteen (18), payable in a lump sum as soon as practicable following Employee’s termination of employment (and in all events, no later than March 15th of the calendar year following the calendar year in which such termination of employment occurs) and without regard to whether Employee elects continuation coverage pursuant to COBRA; and
(III) A payment equal to eighteen (18) times the then applicable monthly COBRA premium to be paid on the eighteen (18) month anniversary of Employee’s separation from service.”
(c) In all other respects Paragraph 13(f) of the Agreement shall remain in effect.
8. Amendment to Paragraph 15 of the Agreement. Paragraph 15 of the Agreement shall be amended such that each reference to the “Term” therein shall be amended to be the “CEO Term.”
9. Legal Fees. The Company agrees to pay Employee’s reasonable legal fees, costs and expenses in connection with the negotiation of this Fifth Amendment up to Ten Thousand Dollars ($10,000).
10. Controlling Law. This Fifth Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
11. Execution in Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Fifth Amendment shall become effective and binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

12. Effect of Amendment. Except as may be affected by this Fifth Amendment, all of the provisions of the Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as amended hereby, shall continue in full force and effect. The provisions of this Fifth Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement as modified by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment other than as expressly set forth herein.
12. No Injunctive Relief. Employee shall not be entitled to injunctive or other equitable relief in connection with any violation or alleged violation of the Agreement, as amended, by the Company.
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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	/s/ Tim Grumbacher	Date: January 21, 2011
Tim Grumbacher
Executive Chairman of the Board

/s/ Byron L. Bergren		Date: January 21, 2011

Byron L. Bergren